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                                                                       EXHIBIT 5



                [VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]


June 16, 2000


The Scotts Company
World Headquarters
41 S. High Street
Columbus, Ohio 43215

                  Re:   Registration Statement on Form S-4 (No. 333- 76739)
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Ladies and Gentlemen:


We have acted as counsel to The Scotts Company, an Ohio corporation (the "Company"), in connection with the proposed offer and exchange (the "Exchange Offer") by the Company of (i) $330,000,000 aggregate principal amount of the Company's 8.625% Senior Subordinated Notes due 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for (ii) an equal principal amount at maturity of its outstanding 8.625% Senior Subordinated Notes due 2009 (the "Original Notes"). The New Notes will be issued pursuant to an indenture dated as of January 21, 1999 (the "Indenture") by and between the Company, the Guarantors signatories thereto (the "Guarantors") and State Street Bank and Trust Company, as Trustee.

We are giving this opinion in connection with the Registration Statement on Form S-4 (No. 333-76739), as amended, relating to the Exchange Offer (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Securities Act.


In rendering this opinion, we have examined, among other things: (i) the Registration Statement; (ii) the Indenture; (iii) the form of the New Notes;
(iv) the Articles of Incorporation of the Company as currently in effect; (v) the Code of Regulations of the Company as currently in effect; and (vi) the resolutions adopted by the Board of Directors of the Company or the Executive Committee thereof relating to the Exchange Offer. We have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.



In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties other than the Company and the Guarantors, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporation and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have assumed that the terms of the Original Notes and the New Notes have been established in accordance with the terms of the Indenture.



Our opinion is subject to: (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


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The Scotts Company
April 18, 2000
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The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.


Based upon and subject to the foregoing, we are of the opinion that (i) the New Notes, when issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee and issued and delivered against exchange of the Original Notes in accordance with the terms set forth in the Prospectus that forms a part of the Registration Statement, will constitute the legal and binding obligations of the Company and (ii) the guaranties of the New Notes by the Guarantors constitute the legal and binding obligations of each of the Guarantors, in each case, under the laws of the State of New York (which is the governing law with respect thereto).

We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" (or, if amended, a corresponding heading) and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder. This opinion may not be relied upon or reproduced or delivered in any other context or by any other person without our prior written consent.





Very truly yours,


/s/ VORYS, SATER, SEYMOUR AND PEASE LLP